RESULTS OF SHAREHOLDER VOTES

The Annual Meeting of Shareholders of the Fund was held on December 11, 2007. Holders of the Fund's common and preferred shares of beneficial interest voted on the election of Trustees.

Voting results for the election of Trustees by common shareholders are set forth below:

                                            # of Shares In Favor               # of Shares Withheld
----------------------------------------------------------------------------------------------------------
Randall C. Barnes                                6,184,717                           621,713
Clifford D. Corso                                6,185,117                           621,313

Voting results for the election of Trustees by preferred shareholders are set forth below:

                                            # of Shares In Favor               # of Shares Withheld
----------------------------------------------------------------------------------------------------------
Ronald A. Nyberg                                     2,575                                52


The terms of the following Trustees of the Fund did not expire in 2007: Nicholas Dalmaso and Ronald E. Toupin.